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                                                                    EXHIBIT 10.5

*INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                            DATA SERVICES AGREEMENT

        This Data Services Agreement (this "Agreement") is entered into as of December , 1999 (the "Effective Date"), by and between Inktomi Corporation, a Delaware corporation with its principal place of business at 4100 East Third Avenue, Foster City, California, 94404 ("Inktomi") and N2H2, Inc., a Washington corporation with its principal place of business at 1301 5th Avenue, Suite 1501, Seattle, Washington, 98101 ("N2H2").

                                    RECITALS

        A. Inktomi provides its customers Internet search services.

        B. N2H2 reviews Internet content, categorizes such content in accordance with a number of tags developed by N2H2 and offers a service to its customers that permits its customers to filter the content retrieved from Internet searches.

        C. Inktomi desires to offer an Internet search service that can be filtered by N2H2 tags.

        NOW THEREFORE, in return for the mutual promises made herein and for other consideration, the sufficiency of which is acknowledged and agreed, the parties agree as follows:

                                    AGREEMENT

        In consideration of the foregoing and the mutual promises contained herein the parties agree as follows:

1. Definitions. For purposes of this Agreement, in addition to the other terms defined in this Agreement, the following terms shall have the indicated meanings:

        1.1. "Filter Proxy" means the N2H2 Proxy and the Inktomi Proxy which perform functions including the N2H2 Pre Processing and N2H2 Post Processing that incorporates the functionality agreed upon in the Engineering Plan (as defined below).

        1.2. "Inktomi Customers" means all current and future search and/or directory service customers.

        1.3. "Inktomi Data Protocol" means the written specification on how an interface communicates and interacts with the Inktomi search engine.

        1.4. "Inktomi Optional Safe Search Customer" means an Inktomi Customer who has the option to offer N2H2 Filtered Search to its users.

        1.5. "Inktomi Safe Search Customer" means an Inktomi Customer who chooses to offer N2H2 Filtered Search exclusively to its users.

        1.6. "Intellectual Property Rights" means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, and any and all applications, renewals, extensions and restorations thereof, now or hereafter in force and effect worldwide.



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        1.7. "Interim Service Period" means that period of time beginning from the Effective Date through the live implementation of the Filter Proxy.

        1.8. "Inktomi Proxy" means the software developed by Inktomi that implements the Inktomi Proxy Protocol to communicate with proxies such as the N2H2 Proxy.

        1.9. "Inktomi Proxy Protocol" means the application programming interface and/or protocol developed by Inktomi that is used to permit third party applications to communicate with the software and/or hardware used in Inktomi's search services.

        1.10. "N2H2 Database" means the database compiled and continually updated by N2H2 that identifies the URLs of Web sites and N2H2 Tags associated with such URLs.

        1.11. "N2H2 Filtered Search" a service offered by Inktomi to Inktomi Customers that in response to a query delivers search results that have been filtered using the N2H2 Database, N2H2 Pre Processing and N2H2 Post Processing.

        1.12. "N2H2 Post Processing" means additional filtering applied to the search results after they are sent from the cluster but before they are sent to the Inktomi Customer to remove any remaining objectionable material that is detected.

        1.13. "N2H2 Pre Processing" means changes made to the search query prior to sending it to the Inktomi search cluster which are required to obtain high quality filtered search results.

        1.14. "N2H2 Proxy" means the software developed by N2H2 that interfaces with the Inktomi Proxy using the Inktomi Proxy Protocol to provide N2H2 Pre Processing and N2H2 Post Processing.

        1.15. "N2H2 Tags" means the tags (existing now or in the future) that N2H2 uses to describe the nature of the content contained on a Web page. The list of N2H2 Tags used as of the Effective Date is attached hereto as Exhibit A.

        1.16. "Proxy Service Period" means that period of time beginning from the live commercial implementation of the Filter Proxy.

        1.17. "Results Set" means a set of results consisting of between one and one hundred records presented in response to a search query.

        1.18. "Term" shall have the meaning indicated in Section 13.1

        1.19. "Usage Data" means the demographic, psychographic, statistical and other end user data generated by operation of an Inktomi search service, including without limitation all end user "click through" information.

        1.20. "Web page" means a document on the Web which may be viewed in its entirety without leaving the applicable distinct URL address.

        1.21. "Web site" means a collection of inter-related Web pages.

        1.22. "Web" means the so-called World Wide Web, containing, inter alia, pages written in hypertext markup language (HTML) and/or any similar successor technology.


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2. Provision of N2H2 Filtered Search Service.

N2H2 shall provide Inktomi the services, data and/or support as set forth in this Agreement to permit Inktomi to provide Inktomi Customers a N2H2 Filtered Search service.

3. Development of Engineering Plan.

        3.1. Engineering Plan. During the sixty (60) day period following the Effective Date, the parties will meet and use commercially reasonable efforts to agree upon an engineering, operations and support plan that will set forth the manner in which Inktomi will host a N2H2 Filtered Search service and N2H2 will support such N2H2 Filtered Search service ("Engineering Plan"). The Engineering Plan will set forth each party's development, operational and support obligations to enable Inktomi to offer a N2H2 Filtered Search service to replace the service offered during the Interim Service Period(which will likely include development by each party of their respective elements of the Filter Proxy).

        3.2. Project Managers. The parties shall each appoint a "Project Manager" to administer the party's performance of development efforts under this Agreement. Either party may change its Project Manager upon written notice to the other party. The Project Manager shall meet regularly to discuss the progress of the Engineering Plan.

        3.3. Development Costs. The parties shall each be responsible for any and all development costs incurred by such party in its development activities under this Agreement.

4. Marketing of N2H2 Filtered Search.

        4.1. Filtered Search. Inktomi may offer a N2H2 Filtered Search service to current and prospective Inktomi Customers.

        4.2. Attribution. Inktomi will use its commercially reasonable efforts to convince Inktomi Customers to include on any Results Page that incorporates results that have been processed through the N2H2 Database an attribution to N2H2, the content of which is mutually agreed upon by the parties; provided, that, Inktomi shall obtain attribution for N2H2 on such Results Page displayed by Inktomi Customers who also agree to provide Inktomi attribution.

5. Services.

        5.1. Interim Service Period. During the Interim Service Period, and subject to the operational considerations to be agreed upon by the parties, N2H2 Filtered Search shall be implemented as follows: *

        5.2. Proxy Service Period. Subject to the Engineering Plan, during the Proxy Service Period, the parties expect that N2H2 Filtered Search will be implemented as follows: *


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        5.3. Reporting. Inktomi shall inform N2H2 within fifteen (15) days of the end of calendar month of the identities of Inktomi Optional Safe Search Customers and Inktomi Safe Search Customers.

6. Service Obligations.

        6.1. N2H2 Database/Tags. N2H2 shall develop and maintain the N2H2 Database and N2H2 tags in a professional manner and otherwise in accordance with the performance criteria set forth on Exhibit B. N2H2 shall provide the N2H2 Database and N2H2 Tags to Inktomi by methods designated by Inktomi from time to time. N2H2 shall not knowingly include in the N2H2 Database and/or the N2H2 tags any material that infringes the rights of a third party. N2H2 shall ensure that the N2H2 Database and N2H2 Tags do not violate the rules, laws or regulations of any jurisdiction worldwide. N2H2 shall, at the request of Inktomi, expeditiously tag and/or remove from the N2H2 Database: (i) any material Inktomi believes infringes the rights of a third party; or (ii) that it deems objectionable.

        6.2. Interim Service Period. During the Interim Service Period, N2H2 shall provide N2H2 Pre Processing and N2H2 Post Processing substantially in accordance with the functionality specifications, performance criteria and limitations specified on Exhibit C. N2H2, at its own expense, shall provide all data transmission capacity (bandwidth), disk storage, server capacity and other hardware and software required to run the N2H2 Pre Processing and N2H2 Post Processing. N2H2 shall provide reasonable assistant (through telephone, e-mail, the Web, or fax) to Inktomi for N2H2 Pre Processing and N2H2 Post Processing in accordance with Exhibit C.

        6.3. Support. N2H2 shall provide Inktomi support for N2H2 Filtered Search in the manner agreed upon in the Engineering Plan.

7. Intellectual Property Licenses/Ownership.

        7.1. N2H2.

               (a) N2H2 grants Inktomi a * license to use the N2H2 Database and N2H2 Tags in connection with the provision of a N2H2 Filtered Search service to Inktomi Customers and such customer's users.

               (b) To the extent necessitated by the Engineering Plan, N2H2 grants Inktomi a * license to use the N2H2 Proxy as part of a Filter Proxy used in connection with the provision of a N2H2 Filtered Search service to Inktomi Customer and such customer's users.

        7.2. Inktomi.

               (a) To the extent necessitated by the Engineering Plan, Inktomi grants N2H2 a * license to incorporate the Inktomi Proxy Protocol into the N2H2 Proxy and for no other purpose and to further operate the N2H2 Proxy solely in connection with the fulfillment of N2H2's obligations under this Agreement. Nothing in this Section 7.2(a) shall limit N2H2's ability to develop, distribute and/or use a version of the N2H2 Proxy that does not incorporate the Inktomi Proxy Protocol.

               (b) To the extent necessitated by the Engineering Plan, and during the Interim Service Period, Inktomi grants N2H2 a * license to use the Inktomi Data Protocol solely in order to fulfill its obligations to Inktomi under this Agreement. Unless explicitly licensed by Inktomi pursuant to other written agreements, N2H2 shall not use the Inktomi Date Protocol for any other purpose.


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               (c) To the extent Inktomi is permitted contractually and legally permitted to provide N2H2 access to and licenses to Usage Data, Inktomi grants N2H2 * license to use Usage Data internally solely for the purpose of enhancing N2H2 Filtered Search.

        7.3. Trademark License. Each party ("Licensor") grants to the other party ("License") the right to use the trademarks, marks, and trade names that Licensor may adopt from time to time ("Licensor's Trademarks"), solely to exercise Licensee's rights or perform Licensee's obligations under this Agreement. All representations of Licensor's Trademarks that Licensee intends to use shall first be submitted to Licensor for approval (which shall not be unreasonably withheld) of design, color and other details or shall be exact copies of those used by Licensor. In addition, Licensee shall fully comply with all reasonable guidelines, if any, communicated by Licensor to Licensee concerning the use of Licensor's Trademarks. Nothing contained in this Agreement shall grant or shall be deemed to grant to Licensee any right, title or interest in or to Licensor's Trademarks.

               (a) At no time during or after the term of this Agreement shall either party challenge or assist others to challenge Licensor's Trademarks (except to the extent such restriction is expressly prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of the other party. If Licensee, in the course of exercising its rights hereunder, acquires any goodwill or reputation in any of Licensor's Trademarks, all such goodwill or reputation shall automatically vest in Licensor, when and as, on an on-going basis, such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to Licensee, and Licensee agrees to take all such actions necessary to effect such vesting.

               (b) To the extent necessary to properly protect Licensor's rights, Licensor and Licensee shall enter into registered user agreement with respect to Licensor's Trademarks pursuant to applicable trademark law requirements in countries outside the United States. Licensee shall be responsible for proper filing of the registered user agreement with appropriate government authorities and shall pay all costs or fees associated with such filing.

        7.4. N2H2 Property. As between Inktomi and N2H2, Inktomi acknowledges that N2H2 owns all right, title and interest in and to: (i) the N2H2 Proxy (except for that portion that incorporates or otherwise communicates using the Inktomi Proxy Protocol); (ii) the N2H2 Tags as a compilation. Inktomi shall not acquire any right, title, and interest in or to the N2H2 Tags; and (iii) any feedback or input provided by Inktomi to N2H2 regarding any of the foregoing.

        7.5. Inktomi Property. Inktomi shall own all, right title and interest to any and all Usage Data, the Inktomi Proxy, the Inktomi Proxy Protocol, the Inktomi Data Protocol and any feedback or input provided by N2H2 regarding any of the foregoing.

        7.6. Joint Property. Except to the extent incorporating N2H2 property and Inktomi property (as described in Sections 7.4 and 7.5 respectively), Inktomi and N2H2 shall jointly own all right, title and interest to the Engineering Plan.

8. Revenue.

        8.1. Interim Service Period. Subject to Section 8.5, during the Interim Service Period, Inktomi shall pay N2H2 an annual Information Service Fee of * for each Inktomi Customer that chooses to obtain N2H2 Filtered Search through Inktomi and a * fee per N2H2 Filtered Search Result Set sent to an Inktomi Customer. Notwithstanding the above, there shall be no Information


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Services Fee due on the first * customers that chose to obtain N2H2 Filtered
Search through Inktomi.

        8.2. Proxy Service Period. Subject to Section 8.5, during the Proxy Service Period, Inktomi shall pay N2H2 an annual Information Service Fee of * for each Inktomi Customer that chooses to obtain N2H2 Filtered Search through Inktomi and a: (I) * fee per N2H2 Filtered Search Result Set sent to an Inktomi Optional Safe Search Customer; and (ii) * fee per N2H2 Filtered Search Result Set sent to an Inktomi Safe Search Customer.

        8.3. Special Pricing. N2H2 shall, at the reasonable request of Inktomi, agree to adjust the rates set forth in Section 8.2 for N2H2 Filtered Search to accommodate certain customers of Inktomi.

        8.4. Minimum Information Services Fee. Beginning with the second year of the Term (as defined below), Inktomi shall pay N2H2 a minimum annual Information Services Fee of * ("Minimum ISF") in accordance with the payment schedule set forth below; provided, that, if the parties fail to: (i) agree on an Engineering Plan; and/or (ii) begin the Proxy Service Period within the one (1) year period following the Effective Date, Inktomi's obligation to make Minimum ISF payments after the first year of this Agreement shall terminate.

        8.5. Limitations. Inktomi shall have no obligation to fees for N2H2 Filtered Search Result Sets delivered to Inktomi Customers for demonstration and/or test purposes.

        8.6. Review. Inktomi and N2H2 shall meet once each calendar quarter to review the fees charged pursuant to this Agreement.

        8.7. Payments. For the one (1) year period from the Effective Date ("First Year"), Inktomi shall pay N2H2 a fee of * in two monthly installments to reserve processing capacity for the provision of services in the Interim Service Period. Within forty-five (45) days: (i) of the end of each calendar quarter, Inktomi shall pay N2H2 the actual Information Services Fee collected by Inktomi from Inktomi customers who choose to receive N2H2 Filtered Search through Inktomi; and (ii) of the end of each calendar month, Inktomi shall pay N2H2 any fees owed by Inktomi to N2H2 that are attributed to the delivery of N2H2 Filtered Search Result Sets. To the extent that Inktomi is obligated to pay Minimum ISF, if at the end of four calendar quarters, Inktomi has not paid N2H2 Information Service Fees that equal or exceed the Minimum ISF, then Inktomi shall, within forty-five (45) days of the end of the fourth calendar quarter, pay N2H2 the difference between the Minimum ISF and the actual Information Services Fee paid by Inktomi to N2H2. Inktomi shall provide N2H2 with a statement, together with payment for any amount shown thereby to be due to N2H2. The fee statement shall be based upon the calculations set forth above during the month and/or calendar quarter then ended, and shall contain information reasonably sufficient to discern how the fees, if any, were computed. All statements and all other accounts rendered by Inktomi to N2H2 shall be binding upon N2H2 and not subject to any objections by N2H2 for any reason unless specific objection in writing, stating the basis thereof, is received by Inktomi within one (1) year from the date rendered.

        8.8. Records. Inktomi agrees to keep all proper records and books of account and all proper entries therein relating to the fee calculations made under Section 8.2. Such records and books of account shall be maintained for a one (1) year period following the year in which any payments pertaining to such revenue were due. N2H2 shall have the right to examine Inktomi's records and books of account from time to time but not more than once every year to verify statements rendered under Section 8.2. Such examination shall be conducted at reasonable times during Inktomi's normal business hours and upon at least ten
(10) business days' advance notice and in a manner so as not to interfere unreasonably with the conduct of Inktomi's business. If any such examination indicates that the audited party has underpaid or


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overpaid N2H2 for any particular period, then N2H2 or Inktomi, as the case may be, shall promptly remit the difference to the other party.

9. Confidentiality.

        9.1. Definition of Confidential Information. All information and documents disclosed or produced by either party in the course of this Agreement which are disclosed in written form and identified by a marking thereon as proprietary, or oral information which is defined at the time of disclosure and confirmed in writing within ten (10) business days of its disclosure, shall be deemed the "Confidential Information" of the disclosing party. "Confidential Information" includes without limitation the Inktomi Proxy, Inktomi Data Protocol, the Inktomi Proxy Protocol and the Engineering Plan.

        9.2. Treatment of Confidential Information. Each party agrees to protect the other party's Confidential Information in the same manner as such party protects its own Confidential Information of substantially similar proprietary value, but in no case less than reasonable care. Each party agrees that it will use the Confidential Information of the other party only for the purposes of this Agreement and that it will not divulge, transfer, sell, license, lease, or otherwise disclose or release any such information or documents to third parties, with the exception of: (i) its employees or subcontractors who require access to such for purposes of carrying out such party's obligation hereunder; and (ii) persons who are employed as auditors by a public accounting firm or by a federal or state agency. Each party will use reasonable efforts to advise any person obtaining Confidential Information that such information is proprietary and to obtain a written agreement obligating such person to maintain the confidentiality of any Confidential Information belonging to the party or it suppliers.

        9.3. No Other Confidential Information. Neither party shall have any obligation under this Article 9 for information of the other party which the receiving party can substantiate with documentary evidence that has been or is:
(i) developed by the receiving party independently and without the benefit of information disclosed hereunder by the disclosing party; (ii) lawfully obtained by the receiving party from a third party without restriction and without breach of this Agreement; (iii) publicly available without breach of this Agreement;
(iv) disclosed without restriction by the disclosing party to a third party; or
(v) known to the receiving party prior to its receipt from the disclosing party.

        9.4. Independent Development. Each party, as a discloser of Confidential Information, understands that the other party, as recipient, may currently or in the future be developing information internally, or receiving information from other parties that may be similar to the disclosing party's information. Accordingly, nothing in this Agreement will be construed as a representation or inference that a party as a receiving party will not develop products or services, or have products or services developed or provided for it that, without violation of this Agreement, compete with the products or services contemplated by a disclosing party's Confidential Information.

10. Warranties.

        10.1. By N2H2. N2H2 represents and warrants that: (a) it has full power and authority to enter into this Agreement and to grant the rights set forth herein; (b) throughout the Term, the N2H2 Database and N2H2 Tags shall be free of material errors and defects and shall perform in strict accordance with the functionality specifications and performance criteria set forth on Exhibit C; and (c) the N2H2 Proxy, N2H2 Tags and N2H2 Database do not and will not infringe any copyright, patent, trade secret, or other proprietary right held by any third party, and N2H2 has no knowledge of any allegations of any such infringement.


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        10.2. By Inktomi. Inktomi represents and warrants that it has full power and authority to enter into this Agreement.

11. Indemnification.

        11.1. By N2H2. N2H2 shall, at its expense and Inktomi's request, defend any third party claim or action brought against Inktomi, and Inktomi's subsidiaries, affiliates, directors, officers, employees, agents and independent contractors ("Inktomi Parties"), which, if true, would constitute a breach of any warranty, representation or covenant made by N2H2 under this Agreement and N2H2 shall hold the Inktomi Parties and/or Inktomi Customers ("Indemnified Party") (as the case may be) harmless from and against any costs, damages and fees reasonably incurred by an Indemnified Party, including but not limited to fees of attorneys and other professionals, that are attributable to such claim. Inktomi shall: (a) provide N2H2 reasonably prompt notice in writing of any such claim or action and permit N2H2, through counsel mutually acceptable to Inktomi and N2H2, to answer and defend such claim or action; and (b) provide N2H2 information, assistance and authority, at N2H2's expense, to help N2H2 to defend such claim or action. N2H2 will not be responsible for any settlement made by Inktomi without N2H2's written permission, which permission will not be unreasonably withheld.

        11.2. By Inktomi. Inktomi shall, at its expense and N2H2's request, defend any third party claim or action brought against N2H2, and N2H2 subsidiaries, affiliates, directors, officers, employees, agents and independent contractors, which, if true, would constitute a breach of any warranty, representation or covenant made by Inktomi under this Agreement, and Inktomi and hold N2H2 harmless from and against any costs, damages and fees reasonably incurred by N2H2, including but not limited to fees of attorneys and other professionals, that are attributable to such claim. N2H2 shall: (a) provide Inktomi reasonably prompt notice in writing of any such claim or action and permit Inktomi, through counsel mutually acceptable to N2H2 and Inktomi, to answer and defend such claim or action; and (b) provide Inktomi information, assistance and authority, at Inktomi's expense, to help Inktomi to defend such claim or action. Inktomi will not be responsible for any settlement made by N2H2 without Inktomi's written permission, which permission will not be unreasonably withheld.

        11.3. Separate Counsel; Reimbursement. An indemnified party shall have the right to employ separate counsel and participate in the defense of any claim or action. The indemnifying party shall reimburse the indemnified party upon demand for any payments made or loss suffered by it at any time after the date hereof, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages related to any claim or action under this Article 11.

        11.4. Settlement. The indemnifying party may not settle any claim or action under this Article 11 without first obtaining the indemnified party's written permission, which permission will not be unreasonably withheld. In the event Inktomi and N2H2 agree to settle a claim or action, each party agrees not to publicize the settlement without first obtaining the other's written permission, which permission will not be unreasonably withheld.

        11.5. Proprietary Rights Infringement. Without limiting any of Inktomi's rights or remedies, in the even of any breach or alleged breach by N2H2 of
Section 6.1 or 6.2, N2H2 shall notify Inktomi and shall at N2H2's expense: (i) procure for Inktomi all rights necessary so that N2H2 shall not be in breach of
Section 6.1 or 6.2; or (ii) modify the pertinent item or infringing part thereof, or replace the infringing software with other software having substantially the same or better capabilities. If neither of the foregoing is commercially practicable to achieve within a reasonable period of time, then, in addition to any other rights and remedies available to Inktomi, Inktomi may immediately terminate this Agreement.


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12. LIMITATION OF LIABILITY

IN NO EVENT WILL INKTOMI BE LIABLE FOR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR OTHER DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT INKTOMI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION WILL APPLY NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. INKTOMI'S LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS PAID BY INKTOMI TO N2H2 OVER THE PREVIOUS TWELVE (12) MONTH PERIOD.

13. Term/Termination/Remedies.

        13.1. Term. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue in force for a period of three (3) years from the Effective Date and shall automatically renew for one (1) year periods unless a party sends written notice to the other party of its desire not to renew at least one hundred and twenty (120) days prior to the expiration of the then current term.

        13.2. Termination by Inktomi. In addition to any other rights and/or remedies that Inktomi may have under the circumstances, all of which are expressly reserved, Inktomi may suspend performance and/or terminate this Agreement immediately upon written notice at any time: (a) if N2H2 is in material breach of any material warranty, term, condition or covenant of this Agreement, other than those contained in Section 6.1 or 6.2, or Article 9, and fails to cure that breach within thirty (30) days after written notice thereof; or (b) if N2H2 is in material breach of: (i) Article 9; or (ii) Section 6.1 or 6.2; (c) if N2H2 becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffer or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under any bankruptcy law filed against it which petition is not dismissed within sixty (60) days of such filing, or has a trustee or receiver appointed for its business or assets or any part thereof; or (d) after the first twelve (12) months of the Agreement upon one hundred twenty (120) days prior written notice for convenience.

        13.3. Termination by N2H2. In addition to any other rights and/or remedies that N2H2 may have under the circumstances, all of which are expressly reserved, N2H2 may suspend performance and/or terminate this Agreement immediately upon written notice at any time if: (a) Inktomi is in material breach of Article 9;or (b) Inktomi becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under any bankruptcy law filed against it which petition is not dismissed within sixty (60) days of such filing, or has a trustee or receiver appointed for its business or assets or any part thereof.

        13.4. Effect of Termination/Expiration. Upon the expiration or termination of this Agreement for any reason, subject to the Transition Period (as defined below): (i) all license rights granted herein shall terminate; (ii) Inktomi shall pay to N2H2 all amounts due and outstanding as of the date of the termination; and (iii) each party shall return to the other party, or destroy and certify the destruction of all, Confidential Information of the other property.

        13.5 Transition. At Inktomi's request, N2H2 shall, for a period not to exceed one-hundred eighty (180) days following the expiration or termination of this Agreement ("Transition Period") continue to provide Inktomi the services set forth under this Agreement at the same rates, terms and conditions as set forth in this Agreement.


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        13.6 Survival. In the event of any termination or expiration of this
Agreement for any reason, Articles and Sections 1, 7.4, 7.5, 7.6, 8.8, 9, 11, 12, 13.7(a), 14 and this Section 13.6 shall survive termination. Neither party shall be liable to the other party for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

        13.7 Remedies.

               (a) Each party acknowledges that its breach of the confidentiality restrictions contained herein would cause irreparable harm to the other party, the extent of which would be difficult to ascertain. Accordingly, each party agrees that, in addition to any other remedies to which he other party may be legally be entitled, such party shall have the right to seek injunctive relief in the event of a breach of such sections by the other party or any of its officers, employees, consultants or other agents.

               (b) Excerpts as expressly set forth in Section 13.7(a) above, no breach of this Agreement by Inktomi shall entitle N2H2 to terminate or rescind this Agreement or to injunctive or other equitable relief, it being agreed that Inktomi's sole remedy, if any, in the event of such a breach shall be an action for damages; provided, however, that such waiver shall not prohibit Inktomi from seeking an injunction with respect to any violation of N2H2's Intellectual Property Rights so long as such injunctive relief shall not result in the limitation, restriction or termination of Inktomi's rights hereunder or prevent the provision of an Inktomi service, including its search functionality, in compliance with the terms of this Agreement by Inktomi or any Inktomi Customer.

14. Miscellaneous.

        14.1 Capacity. Each party acknowledges that it has read this Agreement, understands it and agrees to be bound by it. Each party acknowledges that such party has not been induced to enter into such agreements by any representations or statements, oral or written, not expressly contained herein or expressly incorporated by reference.

        14.2 Notice. Any notice required for or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally, (ii) by overnight courier upon written verification of receipt, (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission report, or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. All notices must be sent to the addresses first described above or to such other address that the receiving party may have provided for the purpose of notice in accordance with this Section.

        14.3 Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the other party's prior written consent, except to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets, so long as such surviving entity or purchaser shall expressly assume in writing the performance of all of the terms of this Agreement.

        14.4 No Third Party Beneficiaries. All rights and obligations of the parties hereunder are personal to them. This Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party.

        14.5 Governing Law. This Agreement will be governed and construed, to the extent applicable, in accordance with United States law, and otherwise, in accordance with California law, without regard to conflict of law principles. Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Mateo County, California under the


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Commercial Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

        14.6 Independent Contractors. The parties are independent contractors. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

        14.7 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder during any event of force majeure.

        14.8 Compliance with Law. Each party shall be responsible for compliance with all applicable laws, rules and regulations, if any, related to the performance of its obligations under this Agreement.

        14.9 Waiver. The failure of either party to require performance by the other party of any provision shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

        14.10 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

        14.11 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph, or in any way affect such agreements.

        14.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

        14.13 Entire Agreement. This Agreement and the Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any other prior or collateral agreements with respect to the subject matter hereof. Any amendments to this Agreement must be in writing and executed by an officer of the parties.

        IN WITNESS WHEREOF, the parties have caused this Data Services Agreement to be signed by their duly authorized representatives.

N2H2                                      INKTOMI CORPORATION


Signed:                                   Signed:
       -------------------------------           -------------------------------
           [                    ]
Name:                                     Name:
     ---------------------------------         ---------------------------------
        [Peter H. Nickerson]                       [Jerry Kennelly]
Title:                                    Title:
      --------------------------------          --------------------------------
        [President]                                [Chief Financial Officer]


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